SEPARATION, CONSULTING, & NON-COMPETE AGREEMENT

This Separation, Consulting, and Non-compete Agreement (the “Agreement”) is entered into between Richard T. Fedor, a resident of Connecticut (the “Consultant”), and GameTech International, Inc., a Delaware corporation (“Company”), effective as of the 18th day of November, 2010 (the “Effective Date”).

WHEREAS, the Consultant currently serves as an employee and director of the Company and desires to cease employment with the Company and resign as a director of the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Company desires to obtain the benefit of the Consultant’s knowledge and experience by retaining the Consultant, and the Consultant desires to be retained by the Company, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company believe it to be in the best interest of the Company to enter into this Agreement;

WHEREAS, the Chairman of the Compensation & Nominating Committees of the Company has directed and authorized the Company’s Chief Restructuring Officer to negotiate the terms of this Agreement with the Consultant;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.
Termination of Employment; Resignation as a Director and Chairman of the Board. The Consultant hereby resigns as an employee of the Company, a director of the Company, as Chairman of the Board of Directors, and from all other positions, if any, with the Company, in each case effective on December 1, 2010 (the “Employment Termination Date”).

2.
Consulting Period. The Company hereby retains the Consultant as a consultant to the Company, and the Consultant hereby agrees to be retained by the Company, upon the terms and subject to the conditions hereof for the period commencing on the Employment Termination Date and continuing for a period of three (3) years thereafter, unless earlier terminated pursuant to the provisions of this Agreement (the “Consulting Period”).

3.
Consulting Services. During the Consulting Period, the Consultant shall make himself available to perform consulting services with respect to the business conducted by the Company. Such consulting services shall be related to such matters as the Chairman, the Chief Executive Officer, and the Chief Restructuring Officer of the Company may designate from time to time, and are expected to include advisement with respect to strategic and regulatory matters, product development, and litigation assistance with any investigation, inquiry, litigation or other proceeding in which the Company is or may become involved, and which arises out of facts and circumstances known to the Consultant (and without regard to whether the Consultant is a party thereto).  The Consultant shall comply with reasonable requests for the Consultant’s services and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of such consulting services; which are expected to include participating in monthly meetings with the Company’s Chief Executive Officer and/or Chief Restructuring Officer and attending meetings of the board of directors.  The Company shall provide to the Consultant from time to time, in writing, with a designated executive at the Company for administrative reporting purposes and to coordinate the services to be provided hereunder.

4.	Compensation, Separation Payments, and Benefits.

(a)
Compensation. As compensation for the consulting services to be performed by the Consultant as set out in Section 3, as consideration for the release of claims set out in Section 11, and as consideration for the Consultant’s continued compliance with the restrictive covenants set out in Section 6, the Company shall pay the Consultant a fee of One-hundred and Twenty Thousand Dollars ($120,000) per annum during the Consulting Period, which shall be paid in equal bi-weekly installments. During the Consulting Period, the Company shall reimburse the Consultant for all reasonable expenses incurred by the Consultant in performing the consulting services hereunder which have been pre-approved by the Chief Executive Officer and Chief Financial Officer of the Company and which are proper pursuant to the Company’s expense reimbursement policy.

(b)
Separation Payment. In consideration for the Consultant’s continued compliance with those restrictive covenants set out in Section 6 that by their express terms are intended to survive the Consulting Period, the Company shall pay the Consultant a fee of Sixty Thousand Dollars ($60,000) per annum, payable in equal bi-weekly installments (the “Separation Payments”), beginning upon the expiration of the Consulting Period and continuing thereafter until Consultant’s death.

(c)
Continued Medical Benefits.  As compensation for the consulting services to be performed by the Consultant as set out in Section 3, as consideration for the release of claims set out in Section 11, and as consideration for the Consultant’s continued compliance with the restrictive covenants set out in Section 6, the Company shall provide the Consultant with the following medical benefits:

(i)
Group Health Insurance. During the Consulting Period; the Consultant shall be entitled to the same medical benefits offered to the Consultant prior to the Employment Termination Date, meaning, the Consultant (and his eligible dependent(s)) shall remain enrolled or remain eligible to enroll in the Company’s group health, dental, and vision plans that are offered to employees of the Company; and the Company shall continue to reimburse Consultant for all out-of-pocket medical expenses in an amount not to exceed $1,500 per month.  In order to receive reimbursement for any out-of-pocket medical expenses, the Consultant shall submit a written request for reimbursement and satisfactory proof of payment to the Company within thirty (30) calendar days of the date the Consultant incurs each out-of-pocket medical expense;

(ii)
COBRA Continuation Coverage. Following the Consulting Period, the date of which will serve as a “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall reimburse the Consultant for insurance premiums under COBRA for continuation of medical benefits for the Consultant and his dependents who are eligible beneficiaries as defined under COBRA for the entire period the Consultant is eligible for COBRA continuation coverage.  As a condition precedent to the Consultant’s receipt of this benefit, the Consultant and eligible beneficiaries must elect COBRA continuation coverage within the period allowed by law and must tender written proof of payment of insurance premiums for COBRA continuation coverage to the Company.  The Consultant shall submit a request for reimbursement and proof in writing to the Company within thirty (30) calendar days of the date the Consultant makes each premium payment.  The Company shall tender reimbursement to the Consultant for insurance premiums for COBRA continuation coverage required under this Agreement, pursuant to its normal and customary expense reimbursement practices; and

(iii)
Supplemental Medical Insurance.  After the Consultant is no longer eligible to receive COBRA continuation coverage, which should be after 18 months time, and for the remainder of the Consultant’s lifetime, the Company shall reimburse the Consultant for Medicare coverage costs and supplemental insurance premiums for a private medical insurance policy for the Consultant and his spouse (which shall be supplemental to Medicare coverage) up to an amount not to exceed $20,000.00 per year plus a cost of living adjustment based on the average annualized medical care component of the National Consumer Price Index, but in no event to exceed 8% per year, provided the Consultant complies with the procedures for seeking reimbursement described earlier in this Section 4(c).  The Company and Consultant each acknowledge that uncertainty exists as to the state and federal legislation that governs healthcare and healthcare insurance and the healthcare and healthcare insurance options that will be available in the future and agree that if legislations or other circumstances render the amount set forth herein to be inadequate, the parties will negotiate in good faith to amend the terms of this Section 4(c)(iii).

(iv)
Notwithstanding any of the foregoing, the Company’s obligation to reimburse the Consultant for COBRA coverage, Medicare costs and supplemental medical insurance premiums for the Consultant and his spouse shall be suspended if at any time the Consultant obtains medical benefits through other employment.  For purposes of this section, the Consultant’s spouse is defined as his wife as of the date of his execution of this Agreement. The Consultant agrees to provide any and all information required by the Company to administer this Section within thirty (30) calendar days of such request by the Company. To the extent that the benefits described in this Section 4(c) constitute taxable income to the Consultant, the Company shall report as income to the Consultant for federal and state income tax purposes the value of the benefits.

(d)
Equity Awards. The Company acknowledges and agrees that the services to be provided pursuant to this Agreement constitute “Continuous Service” to the Company for purposes of any outstanding equity award previously granted to the Consultant.  Accordingly, any equity awards previously granted to the Consultant shall continue to vest for the duration of the Consulting Period and shall be exercisable during and following the Consulting Period in accordance with the terms and conditions of each equity award agreement between the Company and the Consultant. Furthermore, the Company agrees that it shall not exercise negative discretion to alter the terms and conditions of any of Consultant’s outstanding equity awards.

(e)
Taxes. The Consultant acknowledges that all amounts and the value of all benefits set forth in this Section 4 are subject to any applicable federal, state and local deductions, withholdings, payroll and other taxes.

5.
Independent Contractor Status. The Consultant shall perform the consulting services described in Section 3 hereof as an independent contractor. The Consultant shall not, by virtue of being a consultant hereunder, hold himself out to be an employee or officer of the Company and shall not be eligible to receive any employee benefits for which officers or other employees of the Company are eligible at any time, except those benefits specifically provided for in Section 4.

6.
Restrictive Covenants. The Consultant acknowledges that absent Consultant’s agreement to comply with the restrictive covenants set out in this Section 6, the Company would not be agreeable to paying the compensation set out in this Agreement. The Consultant further acknowledges that (i) the Company is engaged in a highly competitive business, that the Company has made substantial investments of time and capital in the development of its business and the goodwill associated with its business and will continue to make such substantial investments, (ii) that during the period that he was employed by the Company and during the Consulting Period he became or will become familiar with Confidential Information concerning the Company, (iii) that his services have been and will be of special, unique and extraordinary value to the Company, and (iv) the value of the compensation and benefits set forth in Section 4 hereof are adequate for and support the Consultant’s promises to to comply with the restrictive covenants set forth below. Accordingly, in order to protect Company against possible injury or damage, the Consultant agrees as follows:

(a)
Non-Disclosure and Confidentiality. The Consultant acknowledges that as a result of his employment and role with the Company, he has used, acquired and added to Confidential Information relating to Company which is material and proprietary to Company. The Consultant further acknowledges and agrees that he shall not, at any time, make use of, divulge, or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company, including, without limitation, purchasing or other business methodologies, business plans, acquisition plans, customer or marketing information, sales methods, information systems or product development, or (ii) other technical, business, proprietary or financial information of the Company not available to the public generally or to the competitors of the Company (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record, is disclosed by the Company, or is reported to the general public through the media other than as a result of any act or omission of the Consultant, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Consultant gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is necessary to perform properly the Consultant’s duties under this Agreement. Promptly following the termination of the Consulting Period, the Consultant shall surrender to the Company all records, memoranda, notes, plans, reports, other documents and data, whether in tangible or electronic form, which constitute Confidential Information which he may then possess or have under his control, together with all copies thereof.

(b)
Communications. The Consultant agrees that he shall not in any manner, directly or indirectly, without the prior written approval and consent of the Company’s Chairman, Chief Executive Officer, or Chief Restructuring Officer: act or hold himself out to be an employee, officer, or executive of the Company or otherwise act as a representative of the Company or communicate with third parties on behalf of the Company.

(c)
Non-compete. The Consultant agrees that during the Consulting Period he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise; engage in the business of developing, marketing, selling or supporting technology to or for gaming businesses in which the Company engages in or in which the Company has an actual intention, as evidenced by the Company's written business plans, to engage in, within any geographic area in which the Company is then conducting such business.  Nothing in this Section 6 shall prohibit the Consultant from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than three percent of the outstanding stock of any class of securities of a corporation, which are publicly traded, so long as the Consultant has no active participation in the business of such corporation.

(d)
Non-solicitation. The Consultant agrees that he shall not, at any time, in any manner, directly or indirectly (i) induce or attempt to induce or solicit any employee of the Company to terminate or abandon his or her employment for any purpose whatsoever or (ii) induce or solicit, or attempt to induce or solicit, any supplier, distributor, or other individual, corporation or other business organization having a business relationship with the Company to cease doing business with the Company, or interfere with the relationship between any such supplier, distributor, or other person and the Company. The foregoing prohibitions shall not be deemed violated by virtue of general mass solicitations of employment by Consultant not specifically directed toward Company employees.

(e)
Non-disparagement. The Consultant agrees that neither he nor anyone acting on his behalf will make any disparaging comments regarding the Company, any of its products, or any of its officers or directors to any third party. The Company agrees that neither it nor any of its officers or directors in their capacities as officers or directors will make disparaging comments regarding the Consultant to any third party.

(f)
Right of First Refusal to Purchase Common Stock.  The Consultant agrees that he shall not, at any time, sell, transfer, or otherwise dispose of any shares of common stock or other securities of the Company without first providing the Company with: (i) written notice, at least ten (10) business days prior to any such transaction; and (ii) the opportunity to purchase the same number of shares pursuant to the same terms that have been offered to the Consultant, within the 10 business day notice period provided herein.  If any proposed sale, transfer, or disposition is between the Consultant and a private party, the Consultant’s notice to the Company as required herein must identify the buyer, the quantity, the price, and any other material terms. If the Consultant intends to sell or dispose of shares in a public market and the Company exercises its right to purchase those shares, the purchase price per share shall be the greater of the market price at the close of business on: (x) the date the notice required by this Section 6(g) is received by the Company, or (y) on the date that the Company provides notice to the Consultant that it has elected to exercise its right to purchase the shares.

(g)
If, at any time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

7.
Return and Use of Company Property; Preservation of Records. Unless otherwise mutually agreed by the parties, following the Consulting Period, the Consultant will promptly return to the Company all Company property, including, but not limited to, computers, credit cards, keys, and Company Confidential Information (both written and electronic copies). The consultant may retain his Company provided cell phone and number, provided that he assumes service costs related to such device following the Consulting Period.  During the Consulting Period and for a reasonable period thereafter, the Company shall preserve and maintain records pertaining to Consultant’s employment and shall make such records reasonably available to the Consultant during normal working hours.

8.
Termination. In addition to any other remedies (including injunctive relief), the Consultant agrees that if he breaches the restrictive covenants set forth in Section 6 or any other material provision of this Agreement, the Company’s obligations under this Agreement, including but not limited to its obligations to make any remaining payments pursuant to Section 4 of this Agreement, shall terminate upon written notice to the Consultant.  This Agreement and Consultant’s obligations hereunder may be terminated at any time by the Consultant upon written notice to the Company in the event that the Company breaches any material provision of this Agreement.  In the event of termination of this Agreement by the Consultant or the Company pursuant to this Section 8, the Company shall pay to the Consultant any accrued and unpaid consulting fee payable to the Consultant pursuant to Section 4 hereof and shall reimburse the Consultant, in accordance with Section 4 hereof, for expenses incurred by the Consultant prior to the date of such termination.

9.
Enforcement. The parties hereto agree that the Company would be damaged irreparably in the event that any provision of Section 6 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Consultant agrees that he will submit himself to the personal jurisdiction of courts located in the State of Nevada in any action by the Company to obtain interim injunctive or other relief.

10.
Death After Effective Date. Should the Consultant die after the Effective Date and prior to the termination of the Consulting Period, the Company will pay to the Consultant’s estate any payments provided for in Section 4(a) above which remain unpaid through the Consulting Period and all rights with respect to any outstanding stock options/grants at the time of the Consultant’s death shall be governed by the terms of the applicable stock award agreements.

11.
Release of Claims. The Consultant, on behalf of himself and anyone claiming through him, hereby releases and agrees not to sue the Company or any of its subsidiaries, affiliates, other related entities (whether or not such entities are wholly owned) or any of the past, present or future officers, directors, administrators, trustees, fiduciaries, employees, agents, attorneys or representatives thereof, or the predecessors, successors or assigns of each of them (hereinafter jointly referred to as the “Released Parties”), with respect to any and all known or unknown claims which the Consultant now has, has ever had, or may in the future have, against any of the Released Parties for or related in any way to anything occurring from the beginning of time up to and including the date on which he signs this Agreement, including, without limiting the generality of the foregoing, any and all claims which in any way result from, arise out of, or relate to, the Consultant’s employment by any of the Released Parties or the termination of such employment, including, but not limited to, any and all claims for severance or termination payments under any agreement between the Consultant and any of the Released Parties including, without limitation, any program or arrangement of any of the Released Parties or any claims that could have been asserted by the Consultant or on his behalf against any of the Released Parties in any federal, state or local court, commission, department or agency under any fair employment, contract or tort law, or any other federal, state or local law, regulation or ordinance (as in effect or amended from time to time), including, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, or under any compensation, bonus, severance, retirement or other benefit plan; provided, however, that nothing contained in this Section 11 shall apply to, or release the Company from (a) any obligation of the Company contained in this Agreement, (b) any vested or accrued benefit under any plan or program of the Company in which the Consultant participates, (c) any obligation which the Company may have to indemnify the Consultant pursuant to separate agreement or its by-laws or (d) any obligation which the Company may have to provide coverage to the Consultant pursuant to its director and officer insurance policy with respect to actions or omissions of the Consultant during his service as an officer and director of the Company. The Consultant expressly represents and warrants that the Consultant is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein, that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity, and that the Consultant has the full right and power to grant, execute and deliver the release, undertakings and agreements contained herein.

12.
Acknowledgment by the Consultant. By executing this Agreement, the Consultant expressly acknowledges that he has read this Agreement carefully, that he fully understands its terms and conditions, that he has been advised to and provided with the opportunity to consult with independent counsel regarding the terms and meaning of this Agreement, that he has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to him, and that he has signed the same knowingly and voluntarily. Furthermore, the Consultant acknowledges that he has been advised he has 21 days within which to decide whether or not to execute this Agreement and that he intends to be legally bound by it.  During a period of seven days following the date of the Consultant’s execution of this Agreement, the Consultant shall have the right to revoke the release contained in Section 11 hereof of claims under the Age Discrimination in Employment Act by serving within such period written notice of revocation. If the Consultant exercises his rights under the preceding sentence, he shall have no right to the amounts payable to him pursuant to Section 4 of this Agreement.

13.
Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy delivered by overnight courier to the address of such party pursuant to this Section:

If to the Company, to:

GameTech International, Inc.
8850 Double Diamond Parkway
Reno, Nevada 89512
Attention: General Counsel
Facsimile Number: 775-850-6198

If to the Consultant, to:

Richard T. Fedor

At his address or to his facsimile number as it appears in the records of the Company.

14.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

15.
Entire Agreement. This Agreement expresses and constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. To avoid any misunderstanding, each of the stock option agreements, restricted stock grant agreements, and the Indemnity Agreement of February 12, 1998 between the Consultant and the Company (and any other statutory or corporate indemnification provided to a former director and officer) shall expressly survives the execution of this Agreement.

16.	Successors and Assigns. This Agreement shall be enforceable by the Consultant and his heirs, executors, administrators and legal representatives, and by the Company and its successors and assigns.

17.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without regard to principles of conflict of laws.

18.
Arbitration. Except as provided below, any dispute or controversy arising between the parties to this Agreement involving the interpretation or application of any provision of this Agreement, or arising out of this Agreement, shall be submitted to arbitration in Reno, Nevada, pursuant to the Commercial Rules (the “Rules”) of the American Arbitration Association (“AAA”) by an arbitrator mutually agreed upon by the parties. Such arbitrator shall be selected by the parties hereto in accordance with and within the period specified by the Rules (“Arbitrator Designation Period”). In the event Company and the Consultant are unable to agree on an arbitrator within the Arbitrator Designation Period, AAA shall appoint a neutral arbitrator in accordance with the Rules no later than ten (10) days following the expiration of the Arbitrator Designation Period. The designated arbitrator shall not be an agent, shareholder, relative or affiliate of Company or the Consultant. The arbitrator may, in his or her discretion, award to the prevailing party its costs of the proceeding, including attorneys’ fees and expenses. The decision of the arbitrator shall be final and binding on the parties, and judgment upon the decision may be entered in the state courts or federal courts having jurisdiction over Washoe County, Nevada. Notwithstanding the foregoing, either party shall have the right to institute an action against the other party in the federal or state courts of Washoe County, Nevada seeking injunctive relief to enjoin any continuing or threatened breach by the other party of any term of this Agreement.

19.
Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Consultant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Entered into this ____ day of November 2010 by the Consultant;

Richard T. Fedor

Entered  into this ______ day of November 2010 for GAMETECH INTERNATIONAL, INC.;

By:

Name:

Title: